Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Mitesco, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.01 par value	(1)	Other	11,229,167	$0.0744	$835,450.02	0.0001381	$115.45

Total Offering Amounts:							$835,450.02		115.45
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$115.45

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock"), that becomes issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.

Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share of Common Stock and the maximum aggregate offering price are based on the average of the $0.0789 (high) and $0.07 (low) sale price of the Registrant's Common Stock as reported on the OTCQB Venture Market on June 30, 2026.